CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated December 3, 2015 on the financial statements of Attain IMFC Macro Fund LLC as of December 31, 2014 and for the period March 5, 2014 (commencement of operations) to December 31, 2014 on Form N-1A of AlphaCentric /IMFC Managed Futures Strategy Fund.

Hunt Valley, Maryland

December 8, 2015